                                                                    EXHIBIT 11.1



                COMPUTATION OF PRIMARY EARNINGS PER COMMON SHARE

                      (in millions, except per share data)
                                  (unaudited)



                                                       Three months ended          Nine months ended
                                                            September 30,              September 30,
                                                                     1997                       1997
                                                   ----------------------      ---------------------
Historical Computation/(1)/
Net income available for common stock                               $23.0                      $66.0
Average number of common shares outstanding                          58.0                       56.7
Primary net income per common share                                 $0.40                      $1.16
                                                                    =====                      =====


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/(1)/  Historical computation of primary earnings per common share for the three and nine months ended September 30, 1996 is not considered meaningful as Allegiance was not a public company during such historical periods.